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                                                                      EXHIBIT 15


LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION



LCI International, Inc.:

We are aware that LCI International, Inc. has incorporated by reference in its Form S-8 Registration Statements File No. 33-64838, No. 33-74246, No. 33-94120 and No. 333-2580 and in its Form S-3 Registration Statement No. 33-96186, its Form 10-Q for the quarter ended June 30, 1996, which includes our report dated July 24, 1996, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the Registration Statement prepared or certified by our Firm or a report prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.





Washington, D.C.
August 8, 1996